Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Senior Securities" and “Independent Registered Public Accounting Firm” in the Registration Statement (Form N-2) and related Prospectus of TCG BDC, Inc. for the registration of preferred stock, debt securities, subscription rights, warrants, units and shares of common stock (“the Registration Statement”) and to (a) the incorporation by reference therein of our reports dated February 23, 2021, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of TCG BDC, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020 and the consolidated financial statements of Middle Market Credit Fund, LLC included therein, filed with Securities Exchange Commission and (b) the use of our report dated February 23, 2021 with respect to the senior securities table for each of the five years in the period ended December 31, 2020 within the Registration Statement.

/s/ Ernst & Young LLP
New York, NY
April 28, 2021